Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2011, accompanying the financial statements and supplemental schedules of the Fortune Brands Hourly Employee Retirement Savings Plan on Form 11-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortune Brands, Inc. on Form S-8 (Registration Nos. 333-133716, effective on May 1, 2006, and 333-103736, effective on March 11, 2003).

/s/ Grant Thornton LLP

Chicago, Illinois

June 29, 2011